Private Agreement

With this Private Agreement, having full legal effect between:

1.	RIPA HOTEL & RESORT S.R.L., a company with registered office in Rome, Viale Bruno Buozzi 83, having tax code / VAT No. and registration No. in Rome's Business Registry 09838171008, in the person of its legal representative Mr. Federico COLIZZI, born in Rome on 07/04/1957, having tax code CLZFRC57D07H501O, and the same legal address as the company’s registered office, hereinafter also referred to as the Lessor.

and

2.	KU HOTELS S.R.L., a company with registered office in Rome, Via Luigi Gianniti 21, having tax code / VAT No. and registration No. in Rome's Business Registry 10260231005, in the person of its legal representative Mrs. Martina TARRONI, born in Rome on 19/07/1982, having tax code TRRMTN82L59H501T, and the same legal address as the company’s registered office, hereinafter also referred to as the Tenant.

Whereas:

•	On 24/02/2009, by way of a private agreement registered by Notary Ferdinando Misiti, with office in Rome – Inventory No.8905 Collection No 4740 as registered on 05/03/2009, with the Roma 2 Inland Revenue Agency under No. 7496 Series IT, such agreement being understood to be fully cited and approved herein, the Lessor RIPA HOTEL & RESORT SRL leased to the Tenant KU HOTELS SRL the company division it holds title to, which runs the hotel complex (including bar, restaurant and disco) known as "RIPA HOTEL" such business activity being carried out in the building located in Rome, Via degli Orti di Trastevere 3;

•	On 24/02/2009, by way of a private agreement registered electronically on 04/03/2009, the Lessor company RIPA HOTEL & RESORT SRL, leased to the Tenant company KU HOTELS SRL the building inside which the aforementioned activity is carried out, which is identified as: the entire building (category D/2) meant for hotel use, located in Rome, Via degli Orti di Trastevere 3, comprised of 9 (nine) floors above ground for a total surface of approximately 17,000 covered square meters, identified in Rome‘s Land Registry under sheet 449, parcel 204, sub. 200.

•	The annual lease fees agreed were the following:

➢	1,260,000.00 Euros plus VAT for the business lease
➢	1,800,000.00 Euros plus VAT for the property lease

•	The general financial crisis our Country is going through, particularly the difficulties encountered by the hotel industry during the last 18/24 months have made it hard and problematic for the Tenant to fulfill the commitment initially undertaken with the Lessor therefore, upon request of the Tenant, KU HOTELS SRL and RIPA HOTEL &. RESORT S.R.L. have made the decision to renegotiate the aforementioned fees by 31/01/2013 by drafting new lease agreements and/or modifying some of the terms that had been initially agreed.

•	The parties already agree on the amounts of the new fees, that shall be as follows:

➢	For the property lease, price has been renegotiated as follows:

o	For the 2013-2014 two-year period: 1,800,000.00 (one million, eight hundred thousand/00) Euros plus VAT;

o	For the 2015-2016 two-year period: 2,000,000.00 (two million/00) Euros plus VAT;

o	As of 04/01/2017: 2,400,000.00 (two millions, four hundred thousand/00) Euros plus VAT.

➢	For the business lease, price has been renegotiated as follows

o	For the 2013-2014 two-year period: 240,000.00 (two hundred and forty thousand/00) Euros plus VAT.

o	For the 2015-2016 two-year period: 360,000.00 (three hundred and sixty thousand/00) Euros plus VAT.

o	As of 04/01/2017 480,000.00 (four hundred and eighty thousand/00) Euros plus VAT.

•	The Tenant has so far carried out a number of extraordinary maintenance interventions on the leased property, made necessary by ordinary wear and tear of time and the need for the property and the business to comply with the new provisions that have come into force in the meantime;

•	The works carried out so far by KU HOTELS SRL, as confirmed by surveys and invoices are estimated to amount to 800,000.00 Euros plus VAT;

•	The debt of the Tenant company KU HOTELS SRL towards the Lessor company RIPA HOTEL & RESORT SRL for lease fees installments which have fallen due and remain unpaid amounts to 3,557,759.65 Euros to date, including VAT.

•	There is an evident need for continuous extraordinary maintenance to be carried out on the property and by law or pursuant to the relevant agreements the relevant costs should be borne by the Lessor company.

•	Considering the above, the parties have expressed their interest in defining the mutual credit and debt positions and reach an agreement.

NOW, THEREFORE

The parties as represented above agree as follows:

Art. 1

The preamble is an integral part and a covenant of this agreement.

Art. 2

The party mutually agree as follows: On 30/12/2012 the debt of the Tenant company KU HOTEL SRL to the Lessor company RIPA HOTEL & RESORT SRL, amounting to 3,557,759.65 Euros including VAT for lease fee installments which have fallen due and remain unpaid is considered settled through the procedure indicated below:

•	800,000.00 Euros plus VAT will be offset by the cost of works carried out so far by the Tenant company, such works suitably documented, accepted by the Lessor company and charged to the latter via a regular invoice issued by the Tenant company KU HOTELS SRL;

•	89,759.65 Euros are to be paid by 31/03/2013, in line with the payment terms adopted so far.

•	With regard to the remaining 2,500,000.00 Euros, the Parties agree that for the next nine years the extraordinary maintenance interventions shall be carried out by the Tenant company KU HOTEL SRL upon initiative of the Lessor company and under the guide and direction of the latter. The cost of the works to be carried out every year shall be at least 277,777.00 Euros including VAT. At the end of each financial year, the Tenant company shall issue a regular invoice to the Lessor company for the amount of works suitably carried out, documented and accepted.

Art. 3

Failure of the Tenant company to fulfill the commitments undertaken, whether for one or more than one financial year, shall result in the termination of this agreement ipso facto and require the immediate payment of the residual debt to the Lessor company.

Art. 4

The directors of the two companies undertake to enter this settlement into the accounting books today.

Read, approved and undersigned. Rome, March 10, 2013

The Lessor	The Tenant
/s/ Federico Colizzi	/s/ Martina Tarroni